Exhibit 5.1

666 Third Avenue New York, NY 10017 212-935-3000 www.mintz.com

March 31, 2021

Andover National Corporation

333 Avenue of the Americas, Suite 2000

Miami, FL 33131-2185

Re:	Registration Statement on Form S-8; 620,843 shares of Class A Common Stock of Andover National Corporation, par value $0.001 per share

Ladies and Gentlemen:

We have acted as counsel to Andover National Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the company is registering the issuance under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 620,843 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share, that may be issued pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Plan”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

As the counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. In addition, we have assumed that the Company will receive any required consideration in accordance with the terms of the 2019 Plan.

Our opinion is limited to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or of any foreign jurisdiction.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered in accordance with the terms of the 2019 Plan, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

MINTZ
March 31, 2021

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.